UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2013 (September 27, 2013)

Behringer Harvard Mid-Term Value Enhancement

Liquidating Trust

(Exact Name of Registrant as Specified in Its Charter)

Texas	000-51292	71-0897613
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-1610

(Registrant’s telephone number, including area code)

15601 Dallas Parkway, Suite 600, Dallas, TX 75001

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 27, 2013, Behringer Harvard Parkway Vista LP, a wholly-owned subsidiary of Behringer Harvard Mid-Term Value Enhancement Liquidating Trust (which may be referred to herein as the “Registrant”, “we”, “our” or “us”), entered into an agreement to sell a two-story office building containing approximately 33,470 rentable square feet, located on approximately 2 acres of land in Dallas, Texas (“Parkway Vista”), to MOC 5710, LLC, an unaffiliated third party (the “Purchaser”).

The contract sale price for Parkway Vista is $5.6 million, excluding transaction costs. The Purchaser has made an initial earnest money deposit in the amount of $100,000, which is refundable during the inspection period.

The consummation of the sale of Parkway Vista is subject to substantial conditions and will generally depend upon:

•	the satisfaction of the conditions to the sale contained in the relevant contracts;

•	no material adverse change occurring relating to the property, the tenant or in the local economic conditions; and

•	the Purchaser’s receipt of satisfactory due diligence information, including appraisals, environmental reports, title searches and lease information.

At the time of this filing, we cannot give any assurances that the closing of this sale is probable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Behringer Harvard Mid-Term Value Enhancement Liquidating Trust

By:	Behringer Harvard Advisors I LP
Managing Trustee of Behringer Harvard Mid-Term Value Enhancement Liquidating Trust

Dated: October 3, 2013	By:	/s/ Gary S. Bresky
Gary S. Bresky
Chief Financial Officer